EXHIBIT 15.

June 5, 1997

Southwestern Public Service Company:

         We are aware that Southwestern Public Service Company has incorporated by reference in its Registration Statement Nos. 33-53171 and 333-05199 on Form S-3, Registration Statement No. 33-64951 on Form S-4, and Registration Statement Nos. 33-27452 and 33-57869 on Form S-8, its Form 10-Q for the quarter ended March 31, 1997, which includes our report dated June 5, 1997, covering the unaudited condensed consolidated financial statements contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

         Very truly yours,

         ARTHUR ANDERSEN LLP